Exhibit 5.1

March 31, 2006

Maxim Integrated Products, Inc.

120 San Gabriel Drive

Sunnyvale, California 94086

Re:   Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by Maxim Integrated Products, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about March 31, 2006 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of 12,475,000 shares of the Company’s Common Stock, $0.001 par value (the “Stock”). 10,975,000 shares of the Stock are reserved for issuance pursuant to options granted or to be granted under the Company’s 1996 Stock Incentive Plan, as amended (the “1996 Plan”), and 1,500,000 shares of the Stock are reserved for issuance under the Company’s 1987 Employee Stock Participation Plan, as amended (the “1987 Plan” and, together with the 1996 Plan, collectively the “Plans”). As counsel to the Company, we have examined the proceedings taken by the Company in connection with the registration of the Stock.

It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements referred to therein, the Stock will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.